CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-2 of our report dated June 15, 2026, relating to the financial statements of RiverNorth Long Prime Unicorn Fund I, Inc. for the one day ended May 27, 2026, and to the references to our firm under the heading “Fund Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio
June 15, 2026